Exhibit 99.1

For Immediate Release

Contact:

Protein Design Labs, Inc.

James R. Goff

Senior Director,

Corporate Communications

(510) 574-1421

jgoff@pdl.com

PROTEIN DESIGN LABS REPORTS ON STATUS OF GENENTECH

HUMANIZATION PATENT LICENSE ARRANGEMENT

No agreement on whether Xolair® is covered under PDL humanization patents

Fremont, Calif., August 15, 2003 — Protein Design Labs, Inc. (Nasdaq: PDLI) (PDL) today reported on the status of discussions with Genentech, Inc. regarding the Patent Licensing Master Agreement (the Agreement) dated September 25, 1998, and the potential licensing under the Agreement of Genentech’s humanized antibody, Xolair® (omalizumab), a humanized anti-IgE antibody for allergic asthma.  In discussions to date at the senior management level, the parties have not agreed on whether Xolair requires a license under PDL’s fundamental antibody humanization patents, and there is currently no decision reached as to a mutual extension of the master Agreement.  The parties are planning further discussions between legal and technical staffs as soon as possible, with PDL’s principal aim to better understand the basis of Genentech’s position.

Genentech has provided PDL with the amino acid sequence of Xolair, and has advised PDL that it has determined that Xolair is not covered by the claims under PDL’s humanization patents.  Based on the review of this Genentech-provided anti-IgE antibody sequence (as identified in a publication), PDL does not agree with Genentech's position, and believes that Xolair would be covered under the claims of PDL’s antibody humanization patents.  However, discussions to date have not yet provided sufficient details for PDL to understand the basis for Genentech’s position.

By way of background, the Agreement provides that Genentech may obtain a non-exclusive license under certain PDL patents and patent applications which PDL believes cover most humanized antibodies, and PDL may obtain non-exclusive licenses under certain Genentech patents and patent applications covering the expression of recombinant antibodies and certain chimeric antibodies.  Each party originally had the ability to select up to six antibodies to be covered by the license rights in the Agreement.  Genentech exercised one of its rights under the Agreement with respect to Herceptin® (transtuzumab) in late 1998.  Herceptin remains separately licensed under this arrangement.  To date, neither party has exercised its rights to take any further licenses under the Agreement.  Under the Agreement, prior to its expiration in September 2003, each party has the unilateral right to extend the expiration period of its unexercised rights with respect to particular antigens, or antibody targets, as well as the unilateral right to acquire additional options to obtain non-exclusive licenses under the other company’s relevant patents and patent applications, in each case upon the payment of undisclosed sums prior to expiration of the Agreement.

Finally, PDL noted that while discussions are expected to continue, there can be no assurance as to whether such discussions will occur, or whether Genentech will exercise a license to Xolair under the Agreement, the timing of the exercise of those rights, if at all, or whether Genentech will elect to license under the Agreement any of its other antibody products currently under development, including Raptiva™ or Avastin™.  These and other factors regarding PDL’s patents and licenses are included in PDL’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors”.  All statements included in this press release are based upon information available to PDL as of the date hereof, and PDL assumes no obligation to update any such forward-looking statements.

Protein Design Labs is a recognized leader in the discovery and development of humanized monoclonal antibodies for the treatment of disease.  PDL currently has antibodies under development for autoimmune and inflammatory diseases, and cancer.  PDL holds fundamental patents for its proprietary antibody humanization technology.  For further information, visit www.pdl.com.

Protein Design Labs is a registered U.S. trademark and the PDL logo is a trademark of Protein Design Labs, Inc.  Herceptin and Xolair are registered U.S. trademarks of Genentech, Inc. and Novartis AG, respectively.  Raptiva and Avastin are trademarks of Genentech, Inc.